EXHIBIT 10.35

Cornell University for its Medical College

Research and Sponsored Programs

1300 York Avenue

New York, N.Y. 10021

Clinical Study Agreement

This CLINICAL STUDY AGREEMENT (the “Agreement”) between Cornell University for its Medical College, hereinafter referred to as “the Medical College,” and Neurologix, Inc., hereinafter referred to as the “Sponsor,” is entered into as of July 2, 2003 (“Effective Date”).

WHEREAS, the program contemplated by this Agreement, consisting of a clinical study in accordance with the Protocol titled “Clinical Research in Patients affected by Parkinson’s Disease Using Direct Delivery of the GAD genes in the Brain” (“Protocol”) (a copy of the Protocol is attached hereto as Attachment A), is of mutual interest and benefit to the Medical College and to the Sponsor, and will further the instructional and research objectives of the Medical College in a manner consistent with its status as a non-profit, tax-exempt, educational institution,

NOW, THEREFORE, the parties hereto agree as follows:

1.	THE SCOPE OF WORK. The Medical College agrees to use all reasonable efforts to perform the clinical study in accordance with the Protocol (the “Study”).

2.	PRINCIPAL INVESTIGATOR. The Study will be supervised by Dr. Michael G. Kaplitt (the “Principal Investigator”). If, for any reason, s(he) is unable to continue to serve as Principal Investigator, and a successor acceptable to both the Medical College and the Sponsor is not available, this Agreement shall be terminated as provided in Article 5.

3.	PERIOD OF PERFORMANCE. The Study shall be conducted on twelve patients in accordance with the Protocol.

4.	PAYMENT/REIMBURSEMENT OF COSTS. Payments shall be made to the Medical College by the Sponsor in advance in U.S. dollars, net of taxes or impost of any kind, on the terms and schedule set forth in Attachment B.

5.	TERMINATION. Performance under this Agreement may be terminated by the Sponsor upon thirty (30) days prior written notice. Performance may be terminated by the Medical College if circumstances beyond its reasonable control preclude continuation of the Study. Upon termination, the Medical College will be reimbursed as specified in Article 4 for all costs incurred in the performance of the Study prior to the termination, and any non-cancelable commitments incurred in the performance of the Study, such reimbursement not to exceed the total estimated project costs specified in Article 4.

6.	PUBLICATIONS AND COPYRIGHTS. The Medical College will be free to publish the results of the Study after providing the Sponsor with a thirty (30) day period in which to review each publication to identify patentable subject matter, and to identify any inadvertent disclosure of the Sponsor’s proprietary information. Medical College will not disclose Sponsor’s confidential information without permission. Sponsor shall not have editorial rights over manuscripts or presentations, but may comment on implications of publication timing for multiple site studies or request deletion of Sponsor’s confidential or proprietary information. If necessary to permit the preparation and filing of U.S. patent applications, the Principal Investigator may agree to an additional review period not to exceed sixty (60) days. Any further extension will require subsequent agreement between the Sponsor and the Medical College.

The Sponsor will be given full credit and acknowledgment for the support provided to the Medical College in any publication resulting from this research. Medical College will retain ownership of its copies of all completed case report forms. Title to, and the right to determine the disposition of, any copyrights, or copyrightable material, first produced or composed in the performance of this research, shall remain with the Medical College. The Medical College shall grant to the Sponsor an irrevocable, royalty-free, perpetual, non-exclusive right to reproduce, translate, and use all such research data (including any informational database into which such data is entered) and copyrighted material (excluding computer software and its documentation and/or informational databases other than those containing research data) for its own purposes, including, but not limited to, submission to the United States Food and Drug Administration. ,.

7.	A. INVENTIONS AND PATENTS. The Medical College will disclose each subject invention to the Sponsor within two months after the inventor discloses it in writing to the Medical College personnel responsible for patent matters. The disclosure to the Sponsor shall be in the form of a written report and shall identify the funding Agreement under which the invention was made and the inventor(s).

If, with respect to a Medical College Invention (as defined below) the Sponsor requests a license in a reported invention within 45 days of receipt of the invention report, the Medical College:

(a)	Will use reasonable efforts to solicit US Patent protection;

(b)	Will negotiate in good faith a license with reasonable initial payments, royalties, and minimum royalties; and

If foreign patent rights are available, they will be pursued and licensed at the Medical College’s sole discretion, but shall be the subject of any exclusive license negotiation.

B. INTELLECTUAL PROPERTY.

(a)	Title to Inventions Based On Sponsor Information. To the extent that Sponsor is providing confidential information to the Medical College and Principal Investigator, and to the extent that the Sponsor has authored the Protocol to be conducted under this Agreement, and has designed and structured the manner in which the work is to be conducted, all inventions and discoveries, whether or not patentable, made in the performance of the Study and that incorporates Sponsor’s Study therapy, drug or device, including new uses (collectively, “Sponsor Inventions”), shall be solely and exclusively owned by Sponsor, and Medical College and Principal Investigator hereby assign all of their right, title and interest in and to such Sponsor Inventions to Sponsor. In instances in which the Sponsor desires to secure protection on such inventions, the Principal Investigator will cooperate with the Sponsor, at Sponsor’s expense, for the purpose of filing and prosecuting patent applications, the cooperation to include the execution of any and all lawful papers which may be deemed necessary or desirable by the Sponsor for the filing and prosecution of applications and for assignment of the same to the Sponsor, including all declarations, oaths, specifications, and instruments of assignment for filing and recordation in the U.S. and foreign Patent Offices.

(b)	Title to Other Inventions. For inventions other than Sponsor Inventions, title to any invention conceived or first reduced to practice in the performance of the Study (“Medical College Inventions”) shall remain with the Medical College. Sponsor shall be notified of any such invention promptly after a disclosure is received by the Medical College Technology Licensing Office. The Medical College (1) may file a patent application at the request of the Sponsor and at the Sponsor’s expense; or (2) may file a patent application at its own discretion.

(c)	Licensing Options. WMC grants to the Sponsor an option to negotiate an exclusive, royalty-bearing license under the Medical College Inventions on reasonable terms and conditions to be agreed upon by the parties within sixty (60) days of receipt of the invention report.

(d)	Confidentiality of Invention Disclosures. The Sponsor shall retain all invention disclosures submitted to Sponsor by the Medical College in confidence and use all reasonable efforts to prevent their disclosure to third parties. The Sponsor shall be relieved of this obligation only when this information becomes publicly available through no fault of the Sponsor.

8.	PROPRIETARY DATA. The Medical College’s acceptance and use of any proprietary data which may be supplied by the Sponsor in the course of this research project shall be subject to the following:

(a)	The data must be marked or designated in writing as proprietary to the Sponsor.

(b)	The Medical College retains the right to refuse to accept any such data which it does not consider to be essential to the completion of the project or which it believes to be improperly designated, or for any reason.

(c)	Where the Medical College does accept such data as proprietary, it agrees to exercise its best efforts not to publish or otherwise reveal the data to others outside the Medical College without the permission of the Sponsor, unless the data has already been published or disclosed publicly by third parties or is required to be disclosed by order of a court of law.

(d)	The Medical College shall hold proprietary information in confidence for a period not to exceed 3 years from the termination date of this Agreement.

9.	USE OF NAMES. Neither party will use the name of the other in any advertising or other form of publicity without the written permission of the other; in the case of the Medical College, that of the Dean and University Counsel.

10.	REPORTS. A final report of the progress of the work shall be made to the Sponsor by the Principal Investigator within three months of completion. For projects lasting more than six months, interim reports may be requested by the Sponsor at no more than four-month intervals.

11.	CHANGES. The Sponsor or the Medical College may, at any time, in writing to each other, suggest and by mutual written agreement make changes within the general scope of the work, including but not limited to:

(a)	revising or adding to the work or deleting portions thereof,

(b)	revising the period or schedule of performance, or

(c)	increasing or decreasing the total cost.

Upon receipt of such notice of change and their mutual written agreement thereto, the parties shall immediately use their best efforts to take all necessary steps to comply therewith.

12.	INDEMNIFICATION. The Sponsor agrees to indemnify the Medical College, its officers, trustees, overseers, agents, and employees, and any affiliated hospitals, clinics or other institutions affiliated with the Medical College at which the Study may be conducted, and hold them harmless from any demands, claims, lawsuits, costs of defense or costs of judgments that may be made or instituted against any of them by reason of injury (including death) to any person, or damage to property, arising out of or connected with performance of the Study by the Medical College, provided, however, Sponsor will have no liability for loss or damage resulting from, and no duty to indemnify with respect to: (i) failure of the Medical College to adhere to the terms of the Protocol or Sponsor’s written instructions concerning use of the Study therapy, drug or device, (ii) failure by the Medical College to comply with applicable FDA or other government requirements, or (iii) negligence (including medical malpractice) or willful malfeasance by the Medical College, its trustees, officers, agents and employees, but only to the extent that such demands, claims or judgments are due to the negligence or willful malfeasance of the Medical College, its trustees, officers, agents and employees.

13.	INSURANCE. The Sponsor shall provide evidence that the Sponsor has sufficient liability insurance and other adequate forms of protection, reasonably deemed acceptable by the Medical College, to satisfy the indemnification obligations set forth in section 12 of this Agreement on or before one week prior to the first patient receiving treatment in accordance with the Protocol,. Such evidence shall be in the form of a certificate of insurance or, in the case of self-insurance, a letter accompanying the Sponsor’s audited financial statements in which an authorized official of the Sponsor indicates that the Sponsor has sufficient assets to cover potential losses which might arise in connection with the Sponsor’s indemnification obligations. The Medical College will inform the Sponsor whether its evidence of insurance (or other form of protection) and the adequacy thereof are acceptable.

14.	NOTICES. All communications, reports, and notices required or permitted hereunder shall be deemed sufficiently given if in writing and personally delivered or sent by registered mail, postage prepaid, return receipt requested, addressed to the parties as follows or at such other address as a party shall have given notice of pursuant hereto:

If to the Medical College:

Senior Director for Grants & Contracts

Office of Research & Sponsored Programs

Weill Medical College of Cornell University

1300 York Avenue, Room A-131

New York, New York 10021

Telephone: (212) 746-6020

Facsimile: (212) 746-6938

If to the sponsor:

Neurologix, Inc.

c/o Palisade Capital Management, L.L.C.

One Bridge Plaza

Fort Lee, New Jersey 07024

Attention: Mr. Mark S. Hoffman

Fax Number: 201-585-9798

With a copy to:

Neurologix, Inc.

271-32 E. Grand Central Parkway

Floral Park, NY 11005

Attention: President

Fax Number: (718) 747-0569

15.	LAWS AND REGULATIONS. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York. The Sponsor shall cooperate with the Medical College in complying with any applicable Federal, state and local laws, regulations and policies governing research. Medical College represents that neither Medical College nor any person Medical College employs in performance of the Study is debarred under section 306 of the Federal Food, Drug and Cosmetics Act.

16.	EXPORT CONTROLS. It is understood that the Medical College is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979). The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by the Sponsor that the Sponsor will not re-export data or commodities to certain foreign countries without prior approval of the cognizant government agency. While the Medical College agrees to cooperate in securing any license which the cognizant agency deems necessary in connection with this Agreement, the Medical College cannot guarantee that such licenses will be granted.

17.	ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, the Sponsor may assign this Agreement without the consent of the Medical College to a purchaser or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of Sponsor’s stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser agrees to assume all of Sponsor’s obligations under this Agreement.

18.	ORDER OF PRECEDENCE. The parties hereby agree, that in the event of a conflict between the terms and conditions of the Contract Document itself, and any other Document either incorporated by reference or attached to the Contract, the terms and conditions of the basic Contract Document itself shall prevail.

19.	ENTIRE AGREEMENT. This Agreement, including all Exhibits referenced herein, shall be the complete Agreement of the parties hereto and shall supersede all prior agreements and understandings, oral or written, between the parties respecting the subject matter hereof.

The respective parties have executed this Agreement on the dates indicated below.

CORNELL UNIVERSITY FOR ITS MEDICAL COLLEGE	NEUROLOGIX, INC.

/s/ Steven P. Rosalie	/s/ Mark S. Hoffman
Medical College Official	Mark S. Hoffman Secretary Treasurer

Steven P. Rosalie
Typed Name

Associate Treasurer	7/2/03
Title	Date

7/8/03
Date

I agree to act as Principal Investigator for the project described above:

/s/ Michael G. Kaplitt

Dr. Michael G. Kaplitt

7/8/03
Date